UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of report (Date of Earliest Event Reported): June 29, 2022

ESSENT GROUP LTD.
(Exact name of registrant as specified in its charter)

Bermuda	001-36157	Not Applicable
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Clarendon House
2 Church Street
Hamilton HM11, Bermuda
(Address of Principal Executive Offices and Zip Code)

(441) 297‑9901
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company        ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares, $0.015 par value	ESNT	New York Stock Exchange

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Essent Group Ltd. (the “Company”) entered into a letter agreement (the “Letter”) dated June 28, 2022 (the “Transition Date”) with Lawrence McAlee, the Company’s Senior Vice President and Chief Financial Officer, pursuant to which Mr. McAlee will cease serving as Senior Vice President and Chief Financial Officer of the Company as of the “Transition Date”. Mr. McAlee has agreed to serve as a Special Advisor to the Chief Executive Officer of the Company to provide transition support from the Transition Date through December 31, 2022 (the “Separation Date”). Mr. McAlee will remain subject to certain restrictive covenants for eighteen (18) months following the Separation Date, as contemplated by his employment agreement with the Company, dated as of September 30, 2013 and previously filed with the Securities and Exchange Commission (the “Employment Agreement”).

Pursuant to the terms of the Letter, during the period from the Transition Date through the Separation Date, Mr. McAlee will receive a base salary of $30,000 per month and continue to be eligible to participate in the Company’s benefit plans. In consideration for Mr. McAlee’s service as a Special Advisor to the Chief Executive Officer on the terms and conditions set forth in the Letter, and a full release and waiver of any claims he might have against the Company and its affiliates, Mr. McAlee will be eligible to receive a one-time cash transition bonus of $1,500,000, payable following the Transition Date. In addition, subject to his compliance with the terms and conditions of the Letter, his reaffirmation of a full release and waiver of claims against the Company, and his compliance with the restrictive covenants set forth in his Employment Agreement, following the Separation Date, Mr. McAlee will receive certain severance payments and benefits (including vesting of certain equity awards and payment of his target bonus for the 2022 calendar year) consistent with a termination by the Company without “cause” under his Employment Agreement.

The termination of Mr. McAlee’s service as Chief Financial Officer of the Company is not the result of any issues relating to financial disclosures or accounting matters, or any disagreements with the Company on any matter relating to the Company’s operations, policies, or practices.

The Company intends to file a copy of the Letter with the Company’s Quarterly Report on Form 10-Q for the quarter ending June 30, 2022 and the foregoing description is qualified in its entirety by reference to the terms of the Separation Agreement.

David Weinstock, who has served as the Company’s Vice President and Chief Accounting Officer since 2009, began serving as Interim Chief Financial Officer of the Company on the Transition Date and will serve in such capacity until a permanent replacement for Mr. McAlee is identified by the Company. In consideration for providing these additional services, the Company has agreed to pay Mr. Weinstock a cash bonus in the amount of $25,000 per month for each month in which he serves as Interim Chief Financial Officer. The additional payments will be paid monthly in arrears.

Mr. Weinstock, 57, has over 25 years of experience in the areas of finance, accounting and controls. Between 1998 and 2009, Mr. Weinstock held a series of senior management positions at Advanta Corp., including serving as its chief accounting officer and vice president of investor relations. Prior to joining Advanta, Mr. Weinstock was a senior manager at Arthur Andersen LLP. Mr. Weinstock holds a BS in accounting from The Pennsylvania State University and is a certified public accountant. Mr. Weinstock does not have any family relationship with any director, executive officer or person nominated or chosen by the Company to become a director or executive officer.

Item 9.01.             Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description
104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 29, 2022

ESSENT GROUP LTD.

By:    /s/ Mark A. Casale
Name: Mark A. Casale
Title: President and Chief Executive Officer